UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2005

BRUKER BIOSCIENCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-30833	04-3110160
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 Manning Road Billerica, MA 01821
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (978) 663-3660

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act

☐    Soliciting material pursuant to Rule 14a-12 of the Exchange Act

☐    Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act

☐    Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 1.01 Entry into a Material Definitive Agreement.

Acceleration of Vesting of Stock Option Awards

On October 3, 2005, the Compensation Committee of the Board of Directors of Bruker BioSciences Corporation (the “Company”) approved the acceleration of vesting of all unvested options to purchase shares of common stock of the Company that are held by current employees, officers and directors of the Company, which have an exercise price per share equal to or greater than $4.64 (the closing market price of the Company’s common stock on October 3, 2005).  Options to purchase 857,923 shares of common stock are subject to this acceleration, including 132,688 options held by officers and directors of the Company.  Under the accounting for stock options in accordance with Accounting Principles Board Opinion No. 25 “Accounting for Stock Issued to Employees”, and FASB Interpretation No. 44 “Accounting for Certain Transactions Involving Stock Compensation”, the acceleration of the vesting of these options will not result in a compensation charge in the fourth quarter ending December 31, 2005 because the exercise prices of the affected options (which have not changed) is greater than the closing price of the Company’s common stock on October 3, 2005.

Because these options have exercise prices in excess of current market values (are “underwater”), they are not fully achieving their original objectives of incentive compensation and employee retention. The Company believes that the acceleration of these underwater options may have a positive effect on employee morale and retention.  The acceleration also reduces future compensation expense that the Company would otherwise recognize in its consolidated statement of operations with respect to these options once the Statement of Financial Accounting Standards No. 123 (revised 2004) “Share-Based Payment”, issued by the Financial Accounting Standards Board, becomes effective for reporting periods beginning in January 2006.  Management has estimated the pre-tax charge to be eliminated from future accounting periods beginning in January 2006 amounts to approximately $3.7 million over the original remaining vesting periods of the affected options.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRUKER BIOSCIENCES CORPORATION (Registrant)

Date: October 7, 2005	By:
/s/ Frank H. Laukien, Ph.D.
Frank H. Laukien, Ph.D. Chief Executive Officer and President